                Rentrak Corporation
        Computation of Net Income Per Share
         For the Quarter Ended June 30, 1997


                                                 Primary        Fully Diluted

Weighted average number of shares of
  common stock outstanding                       11,697,712      11,697,712

    Dilutive effect of exercise of
     stock options                                4,588,062       6,381,265

    Less: purchase of treasury shares, up to
    20% of shares outstanding at period end     (2,321,909)      (2,321,909)

Weighted average number of shares of common
   stock and common stock equivalents           13,963,865       15,757,068


Net Income                                   $   1,311,134    $   1,311,134

  Plus: interest income from investments
  assumed purchased with proceeds from
  exercise of stock options and warrants in
  excess of proceeds used to purchase
  treasury stock.                                  137,468         221,913


Net Income for purposes of computing
   earnings per share.                       $   1,448,602    $   1,533,047


Net Income per Share                         $        0.10    $        0.10


The computation of net income per share for the quarter ended
June 30, 1996 is not provided since it can be clearly determined form the material contained in the footnotes to the financial statements.


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